Exhibit 99.9

INTERNAL DOCUMENT – NOT INTENDED FOR FURTHER DISTRIBUTION

Core Talking Points for CEO / COO Calls

Thank you for taking the time to join today’s [meeting / call]. By now you have seen today’s announcement that we have entered into an agreement under which American Dental Partners will be acquired by JLL Partners, Inc., a leading private equity firm.

•	This transaction is subject to certain conditions, including stockholder approval.

I wanted to connect with you directly to explain the rationale for this transaction and what it means for ADPI. I’m excited about the benefits I believe it will bring to our team members and affiliated dental group practices.

This transaction enables us to align with an owner who is committed to our core values, strategic goals and objectives, dedication to quality care and long-term outlook.

•	JLL Partners believes in the strength of our leadership team and quality of our affiliated practices.

•	They have a long-term view on the future of dentistry, our company and how our company will capitalize on growth opportunities in the dental profession.

The benefits of being a small-cap publicly traded company, particularly the access to capital provided by the public markets, are being outweighed by the costly, burdensome and time intensive requirements associated with being public. Further, where our stock price was trading prior to the acquisition announcement, we had many differing points of view from our public shareholders as to how we should use our internally generated capital, some of which were not aligned with our long-term growth interests.

When we were presented with the opportunity to partner with JLL Partners, while simultaneously delivering significant value to our current stockholders, we determined it was the right time for us to return to being a private company.

A special committee of independent members of our Board of Directors carefully evaluated what would be the best next step for us to benefit our stockholders and support the growth of the business.

They determined that this is the right path forward for ADPI and all of our stakeholders.

As a private company, we will have greater flexibility and be able to focus on our business, our growth strategy and our people.

This news is not expected to have any impact on our day-to-day engagement with our team members, affiliated practices and dentists, or commercial partners. We’re asking you, as leaders within the organization, to help communicate that message and assure those who you interact with on a regular basis that it’s business as usual.

We expect that [I / we] will continue [to lead the company / in our current roles] along with the rest of the management team.

There are expected to be no changes to the way we interact with our team members or to any of our ongoing initiatives as a result of this transaction.

This is expected to have no impact on our relationship with our affiliated dental group practices.

•	There will be no changes to our service agreements or the way we work with the affiliated dental group practices as a result of this transaction.

•	Our scheduled rollout of EDR and digital radiology technology will continue.

•	We will continue to be an excellent partner to dental groups, allowing us to collectively focus on providing high quality oral health care and service to patients.

In our 15 years as a company, through several phases of ownership, our culture and commitment to our people have not changed.

•	ADPI began with an idea, a business plan and private equity capital.

•	We previously had a private equity firm as a major shareholder for many years.

•	I’m very pleased that we will have the right partner in JLL Partners, who highly values our culture and supports our mission and core values.

We are sending letters to team members and affiliated dentists with this news, explaining the rationale and emphasizing that it will cause no disruptions to our relationships.

•	Team members and affiliated dentists will also receive an FAQ document with answers to the top questions on their minds.

•	The proxy will provide additional information for participants in the ESPP and stock option holders.

Please be a resource for those who have questions about this announcement. While we are limited in the information we can discuss due to legal restraints associated with these types of transactions, please do reach out to me or to other members of the management team if you have further questions.

The bottom line is we’re excited about this next phase for ADPI and remain committed to opportunities that are best for our affiliated practices and dentists, team members and the patients we collectively serve.

Thank you in advance for your leadership during this time.

Additional Information and Where to Find It:

This communication may be deemed to be solicitation material in respect of the proposed Merger. In connection with the proposed transaction, the Company intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission.

INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT MATERIALS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by the Company with the Securities and Exchange Commission (when available) at the Securities and Exchange Commission’s website at http://www.sec.gov or at the Company’s website at http://www.amdpi.com. The proxy statement and other relevant materials (when available) may also be obtained for free from the Company by directing a request to American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, telephone (781) 224-0880. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Participants in Solicitation:

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger. Information concerning the interests of the Company’s participants in the solicitation is, and will be, set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously or in the future filed with the Securities and Exchange Commission, and in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at http://www.sec.gov and from the Company at http://www.amdpi.com, or by directing a request to American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, telephone (781) 224-0880.

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